SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

January 29, 2007

Date of Report (date of earliest event reported)

ALTIRIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-49793	87-0616516
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

588 West 400 South

Lindon, Utah 84042

(Address of principal executive offices)

(801) 805-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 26, 2007, Altiris, Inc., a Delaware corporation (the “Registrant” or “Altiris”), Symantec Corporation, a Delaware corporation (“Symantec”) and Atlas Merger Corp., a Delaware corporation and wholly owned subsidiary of Symantec (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Symantec has agreed to acquire all of the issued and outstanding common stock of Altiris for a cash purchase price of $33.00 per share. The acquisition will be accomplished by the merger of Merger Sub with and into Altiris, with Altiris surviving the merger as a wholly-owned subsidiary of Symantec. The aggregate purchase price will be approximately $830 million, which amount is net of Altiris’ estimated cash balance as of the date hereof. Outstanding Altiris stock options and restricted stock units will be converted into stock options and restricted stock units of Symantec based on an exchange ratio specified in the Agreement, and outstanding Altiris warrants and restricted stock awards will represent the right to receive the per share cash merger consideration, in each case of the effective time of the proposed merger. The closing of the merger is subject to customary closing conditions, including regulatory review and Altiris stockholder approval. The parties intend to consummate the transaction as soon as practicable and currently anticipate that the closing will occur in the second quarter of calendar year 2007. The Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated into this report as if fully set forth herein.

In connection with the parties’ entry into the Merger Agreement, the directors and certain executive officers of Altiris, and Technology Crossover Management IV, L.L.C, a significant stockholder of Altiris, have each entered into voting agreements pursuant to which they have agreed to vote their shares of Altiris stock in favor of the merger and to certain restrictions on the disposition of such shares of Altiris stock, subject to the terms and conditions contained therein. Pursuant to the terms of such voting agreements, such voting agreements will terminate concurrently with any termination of the Merger Agreement.

A copy of a press release dated January 29, 2007, announcing the preliminary financial results of the Registrant and making reference to the Merger Agreement is attached hereto as Exhibit 99.1 to this current report. We encourage you to read the Agreement for a more complete understanding of the proposed transaction.

Item 2.02 Results of Operations and Financial Condition

On January 29, 2007, the Registrant issued a press release announcing preliminary financial results for the quarter ended December 31, 2006 and the year ended December 31, 2006. The full text of the press release is attached hereto as Exhibit 99.1 and is hereby incorporated herein by reference as if fully set forth herein. Pursuant to General Instruction B.2 of Form 8-K, this exhibit shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act, as amended, but is instead “furnished” in accordance with that instruction.

Note on Forward-Looking Statements

This Current Report on Form 8-K contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including but not limited to the anticipated completion of the proposed merger and the anticipated timing of such completion. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ, including, but not limited to, the following: specific financial market conditions affecting Symantec’s financial commitment in the transaction, legal and regulatory considerations pertaining to the proposed transaction, changes in the demand for our products; our inaccurate assessment of market demand or IT technology trends; difficulties in establishing Altiris as a software development platform; errors or bugs in our software products; our inability to compete effectively in an increasingly competitive market; changes in economic conditions generally or technology spending in particular; market conditions and specific financial market conditions affecting our common stock; changes in the competitive dynamics of our markets, including strategic alliances and consolidation among our competitors or strategic partners; deterioration of our relationships with Dell, HP, Fujitsu Siemens Computers, Microsoft and other OEMs and strategic partners; our inability to develop and expand our VAR, systems integrator and other distribution channels; our inability to implement and maintain adequate internal systems and effective internal control over financial reporting, which may result in unexpected fluctuations in our quarterly financial results; our inability to align our expenses with anticipated revenues and Company strategy; our inability to manage expenses; our inability to achieve the anticipated benefits of the proposed merger; slower than expected closure rates on larger transactions, including transactions involving our more complex product suites; disruptions in our business and operations as a result of acquisitions; difficulties and delays in product development and bringing products to market; the length and complexity of our product sales cycle; our failure to continue to meet the sophisticated and changing needs of our customers; risks inherent in doing business internationally; changes in relevant accounting standards and securities laws and regulations, and such other risks as identified in our Quarterly Report on Form 10-Q for the period ended September 30, 2006 as filed with the Securities and Exchange Commission and all subsequent filings, which contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements. Altiris assumes no obligation, and does not intend, to update these forward-looking statements.

Item 9.01 Financial Statements and Exhibits.

Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Exhibit Title

2.1	Agreement and Plan of Merger, dated as of January 26, 2007, by and among the Registrant, Atlas Merger Corp. and Symantec Corporation.

99.1	Press Release dated January 29, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 29, 2007

ALTIRIS, INC.

/s/ Stephen C. Erickson
Stephen C. Erickson
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit Title

2.1	Agreement and Plan of Merger, dated January 26, 2007, by and among the Registrant, Atlas Merger Corp. and Symantec Corporation.

99.1	Press Release dated January 29, 2007